EXHIBIT 10.4

                                December 4, 1996

Mr. J.C. Chatpar
c/o Cyber Digital, Inc.
400 Oser Avenue, Suite 1650
Hauppauge, NY 11788

          Re:  First Amendment to Employment Agreement of J.C. Chatpar
               -------------------------------------------------------

Dear Mr. Chatpar:

         Reference is made herein to the Employment Agreement (the "Employment Agreement"), dated March 1, 1992, by and between Cyber Digital, Inc., a New York corporation (the "Company") and you.

         This letter (the "Amendment") is intended to confirm our understanding as to the terms of the Employment Agreement, and expresses the agreement of the Board of Directors of the Company that the Employment Agreement shall be amended as set forth below.

         A. In the first sentence in paragraph 2 the amount "$80,000" shall be deleted and the amount "$150,000" shall be inserted in its place.

         B. Paragraph 3 of Employment Agreement shall be amended to read in its entirety as follows:

               3. Irrespective of the base salary level as set out above and by way of a bonus in addition to salary, the Company shall pay you a cash bonus based upon the following formula: (a) 1% of gross revenues for each fiscal year in excess of $3 million, provided, however, that the Company shall be profitable, (b) plus 5% of net income after deduction of the bonus provided for in (a) above, and (c) plus 10% of the increase in net income over that of the prior fiscal year after deduction of the bonus provided for in (a) above.

         C. Paragraph 4 of the Employment Agreement shall be amended to read in its entirety as follows:

               4. In the event of a termination of your contract without Cause prior to the expiry of its term, you shall receive as termination compensation an amount equal to 5% of gross revenues earned by the Company each month beginning on the date of your termination and continuing for a period of 5 years thereafter. As used herein, "Cause" shall mean proven, material dishonesty or fraud.


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         D. The amendments set forth in this Amendment  shall be effective as of
August 12, 1996.

         If you agree with the terms set forth in this Amendment please so confirm by signing a copy of this letter in the space indicated and delivering such copy to the Secretary of the Company.


                                                     Very truly yours,

                                                      Cyber Digital, Inc.


                                                     By:/s/ Jack P. Dorfman
                                                       --------------------
                                                            Jack P. Dorfman
                                                            Secretary


Agreed and Accepted:


/s/ J.C. Chatpar
----------------
J.C. Chatpar


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